EXHIBIT 10.11

VOLUNTARY DEFERRED COMPENSATION PLAN

FOR DIRECTORS

(Effective                     , 2005)

TABLE OF CONTENTS

1.	Establishment and Purpose of the Plan	3

2.	Administration	3

3.	Eligibility	3

4.	Deferrals of Compensation	3

5.	Accounts Under the Plan	4

6.	Deemed Investment of Accounts	4

7.	Change in Investment Directions	4

8.	Crediting of Accounts	4

9.	Status of Investments	5

10.	Vesting	5

11.	Distributions	5

12.	Change in Control	7

13.	Hardship	8

14.	Designation of Beneficiaries	8

15.	Nonalienation	9

16.	Indemnification	9

17.	Severability	9

18.	Waiver	9

19.	Notices	9

20.	Governing Law	10

21.	Construction of Language	10

22.	Amendment or Discontinuance	10

23.	Miscellaneous	10

2005 VOLUNTARY DEFERRED COMPENSATION PLAN

FOR DIRECTORS

(Effective January 1, 2005)

1. Establishment and Purpose of the Plan. Ottawa Savings Bank (the “Bank”) hereby creates this 2005 Voluntary Deferred Compensation Plan for Directors (the “Plan”) to enable the members of the Board of Directors of the Bank and its subsidiaries to defer a portion of the fees that would otherwise be paid to them as directors and to, instead, receive such amounts at a later date. This Plan is effective as of January 1, 2005, and shall apply to deferrals of compensation made in 2005 and subsequent years. The Bank intends that this Plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of the Treasury regulations and other guidance promulgated thereunder. This Plan shall be administered in a manner that will comply with Section 409A of the Code. Any provision of this Plan that is not in compliance with Section 409A shall have no force and effect, and no action shall be taken with respect to this Plan that would violate any provision of Section 409A.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Bank (the “Board”) or such other committee appointed either by the Board or by the Committee. The Committee shall be authorized to interpret the Plan and make decisions regarding any questions arising thereunder, and any such interpretation or decision of the Committee shall, unless overruled or modified by the Board, be final, conclusive, and binding upon all directors of the Bank and its subsidiaries and upon any person claiming benefits or rights under the Plan by or through any such individual. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Committee may, in its discretion, designate a person or persons to carry out such duties or functions as the Committee so determines. Notwithstanding any provision of the Plan to the contrary, any duty or function which may be performed by the Committee or its delegates under the Plan may instead be performed by the Board if the Board so determines in its sole discretion.

3. Eligibility. Members of the Board of Directors of the Bank and its subsidiaries shall be permitted to participate in the Plan. To the extent, if any, the provisions of the Employee Retirement Income Security Act of 1974, as amended, apply to this Plan with respect to any directors who are otherwise employees of the Bank or its subsidiaries, it is intended that this Plan be limited to a select group of management or highly compensated employees within the meaning of such law.

4. Deferrals of Compensation. With respect to each year as to which an individual has been designated as eligible to participate in this Plan, the individual may elect to become a Participant in the Plan by submitting to the Committee or its designee a written election to defer receipt of either a percentage or a specified dollar amount of the amounts that would otherwise be paid to the Participant in connection with his or her services as a director of the Bank or one or more of its subsidiaries in the next following calendar year. Such election shall be made on or before the last day of the calendar year preceding the calendar year with respect to which the election relates. With respect to each individual who first becomes an eligible director who is to receive compensation as a director, elections may be made to defer receipt of such compensation to be earned after the date of election through the end of the calendar year of the election within 30 days after the individual first becomes such an eligible director. No election for a deferral of a specified dollar amount of compensation shall apply to an amount that totals less than $1,000.

5. Accounts Under the Plan. Amounts deferred by a participant pursuant to Paragraph 4 hereof shall be maintained in an Account for such Participant by the Bank or by the subsidiary of the Bank responsible to pay the compensation being deferred by the Participant hereunder.

6. Deemed Investment of Accounts. The Account maintained on behalf of each Participant with respect to the amounts deferred by that Participant hereunder with respect to each year of participation by the Participant shall be deemed to be invested in, and shall be adjusted to reflect, earnings and losses of such investments or investment funds as is designated as available from time to time by the Committee. To the extent the Committee makes available alternative deemed investment vehicles with respect to amounts eligible to be deferred under the Plan, each Participant shall, upon making a deferral election hereunder, designate, in the form and manner prescribed by the Committee, that the amounts to be credited to his or her Account be applied in such proportions as he or she may designate, in such multiples as is permitted by the Committee, in each deemed investment made available by the Committee. The Committee may make available different deemed investments for amounts deferred at different times under the Plan, and may change the available deemed investments under the Plan from time to time. The Committee may also designate that only one deemed investment be available with respect to any amounts deferred hereunder, in which event that deemed investment shall apply to all such amounts without regard to any other election that a Participant may desire.

7. Change in Investment Directions. A Participant may, by filing a notice in the form and manner prescribed by the Committee, elect to change his or her investment direction with respect to all or a portion of the amounts then held, or to be held, in such Participant’s Account, with such election and the new investment direction becoming effective as of the first day of any calendar quarter (i.e., January 1, April 1, July 1, or October 1), provided that such investment direction election is made, and not revoked, prior to the first day of such calendar quarter. Such direction may relate solely to amounts already allocated to the Participant’s Account (in which event it shall constitute a direction to transfer amounts in the Participant’s Account among the various available deemed investments) or may relate solely to amounts to be deferred in the future, or may relate to both amounts already allocated to the Participant’s Account and amounts to be deferred in the future. Any investment direction election made by a Participant shall remain in effect until changed, to the extent such change is permitted under the Plan.

8. Crediting of Accounts. Each Participant’s Account shall be deemed credited at the end of each calendar quarter (or on such other dates as is designated by the Committee) with the earnings or losses that the amount in the Account would have experienced had the Account actually been invested in the deemed investment designated by the Participant or, as appropriate, the Committee.

9. Status of Investments. All investments made by the Bank or any other subsidiary of the Bank pursuant to this Plan will be deemed made solely for the purpose of aiding such entity in measuring and meeting its obligations under the Plan. Further, such entities are not limited to the investments described in the provisions set forth above, but are merely obligated to provide payments pursuant to the terms of this Plan that reflect the investment returns offered by the deemed investments made available under the Plan. The Bank or, as applicable, one or more of the subsidiaries of the Bank, will be named sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments. This Plan places no obligation upon any entity to invest any portion of the amount in a Participant’s Account, to invest or continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. Nothing stated herein shall cause such investments to be treated as anything but the general assets of the Bank or, as applicable, other subsidiaries of the Bank, nor will anything stated herein cause such investments to represent the vested, secured, or preferred interest of the Participant or his or her beneficiaries designated under this Plan. Participants hereunder have the status of unsecured creditors with respect to their Accounts, and it is intended that the Plan be unfunded for tax purposes and, to any extent applicable, for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

10. Vesting. Participants shall be fully vested in all amounts in their Accounts at all times.

11. Distributions.

(a) Payment of Accounts. At the time a Participant elects to defer compensation hereunder, the Participant also shall designate the time and manner for the payment of the amounts allocated to such Participant’s Account with respect to such deferral of compensation. Except as otherwise provided below, payment to a Participant shall commence upon a fixed date selected by the Participant at the time of the deferral election chosen from the following dates:

(i) The last day of a calendar quarter ending at least two (2) years after the end of the calendar year in which the compensation originally was earned by and vested in the Participant, but no later than the end of the calendar quarter in which the Participant’s 75th birthday occurs; or

(ii) The last day of any one of the four calendar quarters ending after the service of the Participant as a director of the Bank or any of its subsidiaries terminates (as designated by the Participant at the time of deferral); provided that, no such date shall be prior to the date that is six (6) months after the date of the Participant’s termination of service.

(b) Form of Payment. Except as otherwise provided below, the Participant shall choose, at the time the election to defer compensation is made, one of the following forms of payment of the deferred amounts in a Participant’s Account:

(i) A lump sum;

(ii) A number of quarterly or annual installments (as designated by the Participant at the time of deferral);

(iii) One or more forms of annuity, with the amount of each annuity payment and the length of the payout period to be designated by the Participant at the time of deferral; or

(iv) A designated dollar amount (to the extent such amount is allocated to the Participant’s Account with respect to the deferral of compensation in question) or percentage of the Participant’s Account based on the value of the Account at the time distributions are to commence, with the remainder of the amount subject to such designation to be distributed commencing at such other date as chosen by the Participant from Paragraph (a)(i) and (ii) of this Section.

Notwithstanding any contrary provision herein, all forms of payment shall be based on the value of a Participant’s Account attributable to the particular deferral election, and all forms of payment shall be actuarially equivalent to each other. In the event that the Committee or its designee shall direct that a commercial annuity be purchased to fund any payment obligations hereunder, such annuity contract, when purchased, shall be the property of the Bank or other purchasing subsidiary of the Bank, and the Participant will continue to be no more than an unsecured creditor of the Bank or, as applicable, another subsidiary of the Bank, as described above. Each Participant’s Account under the Plan shall be reduced by the amount of any distribution hereunder.

(c) Payments Upon Change in Control. A Participant may also, at the time of the election to defer compensation under Paragraph 4 above, direct that all of the amounts then allocated to the Participant’s Account be distributable to the Participant upon a Change in Control of the Bank (as defined below).

(d) Payments Upon Hardship. A Participant may also, at the time of the election to defer compensation under Paragraph 4 above, direct that all or a portion of the amounts then allocated to the Participant’s Account be distributable to the Participant in the event of a Hardship (as defined below).

(e) Payments Upon Death. A Participant may elect, at the time of the election to defer compensation under Paragraph 4 above, that if the Participant dies before payments of a deferred amount have otherwise commenced to the Participant, the amount allocated to the Participant’s Account be distributed to the Participant’s Beneficiary (as defined below) either on the last day of the calendar quarter in which the Participant dies, or on the last day of the first calendar quarter in the calendar year immediately following the date of the Participant’s death; provided, however, that if no such election is made, payment shall be made in a single lump sum on the last day of the calendar quarter in which the Participant died. If payments of a deferred amount in the form of installments have already commenced to the Participant, they shall continue to be made after the Participant’s death to the Participant’s Beneficiary, who shall otherwise be granted the same rights as were held by the Participant hereunder.

(f) Additional Payment Elections. Notwithstanding the preceding provisions of this Paragraph 11 to the contrary, a Participant may subsequently elect that the amounts credited to his or her Account be distributed commencing on one of the dates described in clause (a)(i) or (a)(ii) of this Paragraph in lieu of the date(s) initially selected, and a Participant also may subsequently elect that the amounts credited to his or her Account be paid in any one of the forms of benefit provided under this Paragraph 11 in lieu of the form of payment originally selected; provided that:

(i) Such election may not take effect until at least twelve (12) months after the date of which such election is made; and

(ii) In the case of an election related to payment originally elected to be made under Paragraph 11(c), and notwithstanding any contrary provision in this Paragraph 11, the first payment with respect to such subsequent election shall not be made prior to the date that is five (5) years from the date such payment otherwise would have been made.

Notwithstanding any contrary provision in this Paragraph 11(f), any election to change the form of benefit that would accelerate the time or schedule of any payment hereunder shall be null and void and of no force or effect.

12. Change in Control. For purposes of this Plan, “Change of Control” shall mean any one of the following events that constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of the Code:

(a) Any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and the applicable regulations and guidance promulgated thereunder), acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank; provided that, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Bank, the acquisition of additional stock by the same person or persons is not considered to cause a “Change of Control;” and provided further that, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(b) Any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and the applicable regulations and guidance promulgated thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 35% or more of the total voting power of the stock of the Bank.

(c) The date on which a majority of the members of the Bank’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s Board of Directors prior to the date of the appointment or election

(d) Any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and the applicable regulations and guidance promulgated thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Bank immediately prior to such acquisition or acquisitions. For the purposes of this paragraph, “gross fair market value” means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. In addition, a transfer of assets by the Bank under this paragraph shall not be considered a “Change of Control” if the assets are transferred to:

(i) A shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to the Bank’s stock;

(ii) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Bank;

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank; or

(iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in subparagraph (iii) above.

13. Hardship. For purposes of this Plan, a Participant shall be deemed to have incurred a “Hardship” in the event the Participant experiences severe financial difficulties resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty or another similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant; provided that, the amounts distributed hereunder with respect to a Hardship shall not exceed the amounts necessary to satisfy such Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause a Hardship).

14. Designation of Beneficiaries. In the event that a Participant dies prior to the receipt of all amounts payable to him or her pursuant to the Plan, all remaining amounts credited to his or her Account shall be paid to such one or more beneficiaries and in such proportions as the Participant may designate in accordance with the provisions of Paragraph 11. If no

Beneficiary has been named by the Participant, or if a named Beneficiary has predeceased the Participant and no successor beneficiary has been named, or if a beneficiary designation is otherwise ineffective, payment shall be made to the estate of the Participant, and if any Beneficiary shall die after payments to that Beneficiary have commenced, if any remaining payments would otherwise be made to such Beneficiary, they shall instead be made to the estate of the Beneficiary. A Beneficiary designation pursuant to this Paragraph 14 shall not be effective unless it is in writing and is received by the Committee prior to the death of the Participant making the designation.

15. Nonalienation. The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiaries.

16. Indemnification. The Bank shall indemnify, hold harmless, and defend each member of the Board, each member of the Committee, each member of the Benefits Committee, and each of their designees whom are employees of the Bank or any of its subsidiaries, against their reasonable costs, including legal fees, incurred by them, or arising out of any action, suit, or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

17. Severability. A determination that any provision of the Plan is invalid or unenforceable shall not effect the validity or enforceability of any other provision hereof.

18. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of the Plan shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

19. Notices. Any notice or other communication required or permitted to be given to a party under the Plan shall be deemed given if personally delivered or if mailed, postage prepaid, by certified mail return receipt requested, to the party at the address listed below, or at such other address as one such party may be written notice specify to the other:

(a) If to the Committee:

Attention:	Chairman — Compensation Committee
Ottawa Savings Bank
925 LaSalle Street
Ottawa, IL 61350

(b) If to any party other than the Committee, to such party at the address last published by such party by written notice to the Committee.

20. Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the State of Illinois, except to the extent that such laws are preempted by federal law.

21. Construction of Language. Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the male gender shall be deemed equally to refer to the feminine or the neuter. Any reference to an Article or Section shall be to an Article or Section of the Plan, unless otherwise indicated.

22. Amendment or Discontinuance. The Board or the Compensation Committee of the Board may amend, discontinue, or terminate the Plan at any time; provided, however, that no amendment or discontinuance shall affect the rights of Participants to amounts already allocated to their Accounts under the Plan. The Benefits Committee of the Bank may make any amendment to the Plan that may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan, or to conform the Plan thereto, or that may be necessary or appropriate to satisfy requirements of law, provided that any such amendment does not significantly affect the cost to the Bank or any of its subsidiaries of maintaining the Plan. Notwithstanding the foregoing, no amendment by the Compensation Committee or the Benefits Committee shall be made to the extent that any such amendment would cause any Participant who administers any employee benefit plan of the Bank (or any subsidiary of the Bank) and who, in accordance with the terms of any such plan or applicable law, must be “disinterested,” to cease to qualify as an “outside director,” within the meaning of Section 162(m) of the Code and the Treasury Regulations thereunder.

23. Miscellaneous.

(a) Notwithstanding any contrary provision herein, in the case of any assets set aside (directly or indirectly) in a trust (or other arrangement as provided under regulations issued by the Department of the Treasury) for purposes of paying deferred compensation under this Plan, no such assets (or trust) shall ever be located or transferred outside the United States.

(b) Notwithstanding any contrary provision herein, no acceleration of the time or schedule or any distribution or payment under this Plan shall be permitted, except to the extent provided in regulations or other guidance issued by the Department of the Treasury under Code Section 409A.

(c) Notwithstanding any contrary provision herein, no transfer of assets shall be made under or in connection with the Plan, or any compensation deferred under the Plan, that would result in such assets becoming restricted to the provision of benefits under the Plan in connection with a change in the Bank’s financial health, as provided under Code Section 409A and the regulations or other guidance issued by the Department of the Treasury thereunder.

IN WITNESS WHEREOF, Ottawa Savings Bank has caused this 2005 Voluntary Deferred Compensation Plan for Directors to be executed effective as of the                                  day of                                              , 2005.

OTTAWA SAVINGS BANK

By:

Its:

Attest:

Secretary	President